Exhibit 99.1

Calabasas, California (Business Wire) – July 28, 2005 – Beverly Hills Bancorp Inc. (the “Company” or “BHBC”) (NASDAQ-NNM:BHBC), the parent company of First Bank of Beverly Hills, F.S.B., reported net income for the quarter ended June 30, 2005 of $3.3 million, or $0.15 per diluted share, compared with income from continuing operations of $2.7 million, or $0.12 per diluted share, for the quarter ended June 30, 2004. The Company’s total net income for the second quarter of 2004, including its discontinued operations, was $13.3 million, or $0.62 per diluted share.

For the six-month period ended June 30, 2005, the Company’s net income was $6.8 million, or $0.31 per diluted share, compared with income from continuing operations of $4.6 million, or $0.22 per diluted share, for the six months ended June 30, 2004. Total net income for the first six months of 2004, including discontinued operations, was $15.8 million, or $0.74 per diluted share.

The Company’s consolidated results for the 2004 periods included a pre-tax gain of $18.5 million (subsequently adjusted to $18.0 million) on the sale of its former loan servicing subsidiary, Wilshire Credit Corporation (“WCC”). The Company’s income from continuing operations, excluding the operating results of WCC and the gain on its sale, increased by 22% from the second quarter of 2004 to the second quarter of 2005, and by 45% from the six months ended June 30, 2004 to the six months ended June 30, 2005.

Pre-tax income from continuing operations increased from $4.7 million for the second quarter of 2004 to $5.7 million for the second quarter of 2005, and from $8.1 million for the six months ended June 30, 2004 to $11.7 million for the six months ended June 30, 2005. The Company’s income tax provision of $5.0 million for the first six months of 2005 includes approximately $1.7 million that is not expected to be currently payable in cash due to the utilization of the Company’s net operating loss carryforward.

The increase in income from continuing operations for the second quarter of 2005 over the second quarter of 2004 reflects a $1.0 million increase in net interest income and a $0.2 million increase in loan charges, partially offset by a $0.3 million increase in operating expenses. In addition, the Company did not record a provision for loan losses in the second quarter of 2005, compared with a provision of $0.1 million for the second quarter of 2004.

The Company’s results for the six months ended June 30, 2005 versus the comparable 2004 period reflect a $3.3 million increase in net interest income, a $0.2 million decrease in provisions for loan losses, and a $0.3 million increase in loan charges, partially offset by a $0.1 million increase in operating expenses.

The Company’s consolidated stockholders’ equity increased by $1.8 million during the six months ended June 30, 2005, to $171.9 million, or $7.99 book value per diluted share. This increase reflects the Company’s net income of $6.8 million, the issuance of additional shares of common stock pursuant to the exercise of stock options and a $0.3 million tax benefit from the exercise of non-qualified stock options, partially offset by cash dividends of $5.3 million on the Company’s common stock and net after-tax unrealized losses of $0.2 million on the Company’s portfolio of available-for-sale securities.

Consolidated Financial Highlights

The following tables present selected consolidated financial information for the Company for the periods and as of the dates indicated:

Operating Data:	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Dollars in thousands, except per-share data)
Net income	$3,273	$13,319	$6,761	$15,764
Income from continuing operations	3,273	2,680	6,761	4,649
Income from continuing operations before taxes	5,661	4,696	11,727	8,061
Net interest income	9,080	8,088	18,209	14,871
Earnings per share - diluted	0.15	0.62	0.31	0.74
Earnings per share from continuing operations - diluted	0.15	0.12	0.31	0.22
Net interest margin	2.75%	2.75%	2.81%	2.78%
Net interest spread	2.48%	2.49%	2.55%	2.51%
Return on average assets (annualized)	0.94%	4.38%	0.99%	2.81%
Return on average equity (annualized)	7.66%	40.02%	7.95%	24.12%
Return on average assets from continuing operations (annualized)	0.94%	0.88%	0.99%	0.83%
Return on average equity from continuing operations (annualized)	7.66%	8.05%	7.95%	7.11%
Efficiency ratio	42.23%	44.20%	40.21%	48.40%

Balance Sheet Data:	June 30, 2005	March 31, 2005	December 31, 2004	June 30, 2004
	(Dollars in thousands, except per-share data)
Total assets	$1,438,563	$1,373,967	$1,338,114	$1,231,608
Stockholders’ equity	171,902	168,869	170,139	137,869
Book value per share - diluted	7.99	7.87	7.93	6.40
Total assets per employee	24,382	22,161	22,302	23,238

At December 31, 2004 and 2003, the Company recorded significant reductions in the valuation allowance against its deferred tax assets and, in accordance with generally accepted accounting principles (“GAAP”), recorded corresponding increases directly to stockholders’ equity. These adjustments resulted in cumulative increases in the average stockholders’ equity balance of $41.9 million for the quarter and six months ended June 30, 2005, and $19.8 million for the corresponding 2004 periods. Excluding the effects of these direct adjustments to stockholders’ equity, the annualized return on equity on a non-GAAP basis would have been 10.13% for the second quarter of 2005 (as compared to 7.66%) and 10.53% for the six months ended June 30, 2005 (as compared to 7.95%). For the second quarter of 2004, the annualized return on equity from continuing operations would have been 9.42% (as compared to 8.05%), and for the six months ended June 30, 2004 would have been 8.40% (as compared to 7.11%). The Company believes that this provides a better comparison of the annualized return on equity between these periods, since the reduction in valuation allowance for the deferred tax asset increased average equity in significantly disproportionate amounts in 2005 as compared with 2004.

The Company’s highlights for the quarter and six months ended June 30, 2005 included the following:

- Net interest income was $9.1 million for the second quarter of 2005 and $18.2 million for the six months ended June 30, 2005, compared with $8.1 million and $14.9 million for the corresponding 2004 periods. The increase was due primarily to higher loan volume in 2005 at the Company’s banking subsidiary, First Bank of Beverly Hills, F.S.B. (“FBBH” or the “Bank”). The Bank’s average interest-earning asset portfolio increased by $248.6 million from the first six months of 2004 to the first six months of 2005.

- The Bank’s net interest margin increased by 11 basis points, from 2.76% for the first six months of 2004 to 2.87% for the first six months of 2005. The higher margin was due primarily to increases both in the volume of the Bank’s loan portfolio and in the share of loans as a proportion of the Bank’s total earning-asset portfolio.

- The Bank’s net interest spread increased by 7 basis points, from 2.59% for the first six months of 2004 to 2.66% for the first six months of 2005. Despite increases in interest rates and the flattening of the yield curve, the Bank’s cost of borrowings declined by 10 basis points compared with the first six months of 2004, primarily as a result of the maturity of some of its older, higher-costing debt facilities. As a result, the yields on the Bank’s interest-earning assets increased slightly more than its overall cost of funds. However, the Company believes it is likely that interest rate spreads may narrow in future periods.

- The Bank originated and purchased an aggregate of $148.1 million in commercial real estate and multi-family mortgage loans for the six months ended June 30, 2005, including $121.7 million during the second quarter. The second quarter activity included the purchase of one multi-family loan portfolio consisting of 109 loans with a total unpaid principal balance of $52.7 million. The Bank’s loan origination activity slowed in the first two quarters of 2005 as compared with 2004, primarily due to the increase in interest rates, which reduced the number of refinancings, and also due to increasing competitiveness in loan pricing. However, the Bank’s pipeline of loans in process increased by $30.1 million during the first six months of 2005 to $137.3 million.

- The Bank purchased $34.7 million and $83.6 million, respectively, of mortgage-backed securities during the quarter and six months ended June 30, 2005.

- Compensation expense for the quarter and six months ended June 30, 2005 increased by $0.3 million and $0.4 million, respectively, over the corresponding 2004 periods, due primarily to an increase in the Bank’s lending staff and the opening of the Bank’s new branch in Calabasas in March 2005.

- Legal expenses increased by $0.3 million in the second quarter of 2005 as compared with the second quarter of 2004, primarily as a result of various ongoing issues in connection with former executive officers of the Company.

- As of June 30, 2005, the Bank’s risk-based capital ratio was 12.3%, exceeding the 10.0% ratio required to be categorized as “well capitalized” under applicable regulations.

The following tables present selected operating and balance sheet data for First Bank of Beverly Hills, F.S.B., for the periods and as of the dates indicated:

Operating Data:	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Dollars in thousands)
Net income	$3,864	$3,253	$7,777	$5,773
Income before taxes	6,699	5,523	13,505	9,868
Net interest income	9,199	7,841	18,330	14,317
Net interest margin	2.83%	2.73%	2.87%	2.76%
Net interest spread	2.61%	2.58%	2.66%	2.59%

Balance Sheet Data:	June 30, 2005	March 31, 2005	December 31, 2004	June 30, 2004
	(Dollars in thousands)
Total assets	$1,401,513	$1,337,116	$1,298,625	$1,210,112
Loans, net of allowance for loan losses	973,585	907,086	915,447	826,293
Deposits	593,558	584,283	580,085	636,145
Nonperforming assets	3,352	2,692	6,304	4,115
Nonperforming assets to total assets	0.24%	0.20%	0.49%	0.34%
Risk-based capital ratio	12.33%	12.22%	11.88%	10.94%

Joseph W. Kiley III, the Company’s CEO, stated, “Although lending volume has declined somewhat from the previous year, we are pleased that the Company continues to see improvement in its efficiency ratio and net interest margin during 2005.” Further, he stated, “We have achieved success during the second quarter in expanding our lending territory outside of California and, as a result, increased our lending volume from $26.4 million during the first quarter of 2005 to $121.7 million during the second quarter of 2005, as our primary driver for growing the Bank.” The Bank is currently in the process of changing its federal thrift charter to that of a California commercial bank. In that regard, Mr. Kiley reported, “With respect to our pending charter change, the Bank has filed all necessary regulatory applications and expects to successfully complete the process to formally operate under its new charter during the third quarter of 2005.”

For further information, please see our website (www.bhbc.com) for our 10-Q Report and related communications (available on or before August 9, 2005).

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition and results of operations. These forward-looking statements are not historical facts but rather are based on current expectations, estimates, and projections about our industry, our beliefs and our assumptions. Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the condition of the real estate market, the availability and conditions of financing for loan pool acquisitions, mortgage-backed securities and other financial assets as well as interest rates. Readers of this release are cautioned not to place undue reliance on these forward-looking statements.

Contact Information:

Joseph W. Kiley III

Chief Executive Officer

(800) 515-1616

BEVERLY HILLS BANCORP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

(Dollars in thousands, except share data)

	June 30, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$17,228	$15,526
Mortgage-backed securities available for sale, at fair value	346,373	307,461
Investment securities available for sale, at fair value	13,834	13,819
Investment securities held to maturity, at amortized cost (fair value of $9,884 and $9,795)	9,683	9,657
Loans, net of allowance for loan losses of $7,230 and $7,277	973,537	915,383
Discounted loans, net of allowance for loan losses of $193 and $367	916	1,587
Stock in Federal Home Loan Bank of San Francisco, at cost	25,889	22,681
Real estate owned, net	110	1,769
Leasehold improvements and equipment, net	1,425	854
Accrued interest receivable	6,408	5,333
Deferred tax asset, net	36,050	37,412
Goodwill, net	3,054	3,054
Other tangible assets, net	—	129
Prepaid expenses and other assets	4,056	3,449

TOTAL	$1,438,563	$1,338,114

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Noninterest-bearing deposits	$4,101	$4,473
Interest-bearing deposits	561,142	537,487
Repurchase agreements	118,000	120,000
Accounts payable and other liabilities	11,962	10,559
FHLB advances	550,837	474,837
Junior subordinated notes payable to trust	20,619	20,619

Total liabilities	1,266,661	1,167,975

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, 0 shares outstanding	—	—
Common stock, $0.01 par value, 90,000,000 shares authorized, 26,854,901 and 26,777,554 shares issued (including treasury shares of 5,639,368)	268	268
Additional paid-in capital	165,208	164,740
Treasury stock, 5,639,368 shares, at cost	(15,224)	(15,224)
Retained earnings	22,909	21,442
Accumulated other comprehensive loss, net	(1,259)	(1,087)

Total stockholders’ equity	171,902	170,139

TOTAL	$1,438,563	$1,338,114

BEVERLY HILLS BANCORP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
INTEREST INCOME:
Loans	$14,015	$11,515	$27,163	$21,211
Mortgage-backed securities	3,575	2,870	7,002	5,490
Securities and federal funds sold	428	269	779	575

Total interest income	18,018	14,654	34,944	27,276

INTEREST EXPENSE:
Deposits	4,165	3,278	7,379	6,391
Borrowings	4,773	3,288	9,356	6,014

Total interest expense	8,938	6,566	16,735	12,405

NET INTEREST INCOME	9,080	8,088	18,209	14,871
PROVISION FOR (RECAPTURE OF) LOSSES ON LOANS	—	100	(4)	214

NET INTEREST INCOME AFTER PROVISION FOR (RECAPTURE OF) LOSSES ON LOANS	9,080	7,988	18,213	14,657

OTHER INCOME:
Loan related fees and charges	550	312	863	521
Deposit fees and charges	16	97	36	195
(Loss) gain on sales of loans, net	(21)	1	(21)	48
Gain on sale of securities, net	—	—	—	273
Real estate owned, net	(15)	12	192	70
Investor participation interest	(27)	(69)	(61)	(159)
Other income, net	216	154	388	219

Total other income	719	507	1,397	1,167

OTHER EXPENSES:
Compensation and employee benefits	1,895	1,572	3,764	3,394
Professional fees	922	807	1,628	1,627
Occupancy	251	217	511	402
FDIC insurance premiums	83	117	167	225
Data processing	125	123	230	267
Insurance	174	228	347	346
Depreciation	91	96	146	186
Amortization of intangibles	64	64	129	129
Directors expense	135	224	270	380
Other general and administrative expense	398	351	691	807

Total other expenses	4,138	3,799	7,883	7,763

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX PROVISION	5,661	4,696	11,727	8,061
INCOME TAX PROVISION	2,388	2,016	4,966	3,412

INCOME FROM CONTINUING OPERATIONS	3,273	2,680	6,761	4,649

DISCONTINUED OPERATIONS:
INCOME FROM OPERATIONS OF DISCONTINUED SEGMENT (INCLUDING GAIN ON DISPOSAL OF $18,516 IN 2004)	—	18,186	—	19,000
INCOME TAX PROVISION	—	7,547	—	7,885

INCOME FROM DISCONTINUED OPERATIONS	—	10,639	—	11,115

NET INCOME	$3,273	$13,319	$6,761	$15,764

Earnings per share – basic:
Income from continuing operations	$0.15	$0.13	$0.32	$0.23
Discontinued operations	—	0.51	—	0.54

Net income	$0.15	$0.64	$0.32	$0.77

Earnings per share – diluted:
Income from continuing operations	$0.15	$0.12	$0.31	$0.22
Discontinued operations	—	0.50	—	0.52

Net income	$0.15	$0.62	$0.31	$0.74

Weighted average number of shares – basic	21,179,399	20,786,803	21,159,293	20,404,896
Weighted average number of shares – diluted	21,484,285	21,475,649	21,473,869	21,393,533